CERTIFICATE OF AMENDMENT
                                     OF
                        ARTICLES OF INCORPORATION
                                     OF
                      DOUBLE-OUGHT GREEN CORPORATION

The undersigned do hereby declare and certify that:

 1. They are respectively the President and Secretary of Double-Ought Green Corporation, a Utah corporation.

 2. That this Certificate of Amendment was authorized and adopted by a majority of the Shareholders of the Corporation, and,

 3. That the Amendments contained herein was adopted, ratified, and approved by more than a majority of the shares outstanding of this corporation, there being 3,996,625 shares of the corporation issued and outstanding, and the following resolution being adopted by 2,996,625 shares voting in favor of with no objections at the Special Shareholders Meeting held the 10th day of June, 1991.

     RESOLVED, that Article I of the Articles of Incorporation be amended to read: "The name of this Corporation is SUMEX Corporation", and that the Secretary of the Corporation is empowered and directed to file with the Secretary of State of Utah the necessary documentation to effect this changes.

     RESOLVED, that Article IV of the Articles of Incorporation be amended to read "The aggregate number of share which this corporation shall have to issue is Fifty Million (50,000,000) common shares of $.001 Par Value AND 100,000 Convertible Preferred shares of Par Value $.10 and that the conversion be at the ration of 1 share of Preferred into 100 shares of common shares and that the Preferred shall have all the voting rights of the common. All stock of the corporation shall be fully and non-assessable."


The undersigned do further declare and certify that they have made and filed this Certificate of Amendment pursuant to the Resolutions adopted by the shareholders and Directors of this corporation as hereinabove stated.

We, Terrance Cheung and Rose Lerma, do hereby certify that we are respectively the duly elected President and the duly elected and qualified Secretary and keeper of the records and corporate seal of Double-Ought Green Corporation, a corporation organized and existing under the laws of the State of Utah, and that the above is a true and correct copy of a resolution duly adopted at a meeting of the Shareholders thereof, convened and held in accordance with law and the Bylaws of said Corporation on the 10th day of June, 1991 and that such resolution is now in full force and effect.

IN WITNESS THEREOF, we have affixed our names as President and as Secretary of the Corporation this 19th day of June, 1991.

           /s/                                       /s/
  Rose B. Lerma, Secretary                 Terrance Cheung, President